Exhibit 99.1
Contacts:	Bill Hibbetts, Senior VP & CFO Pioneer Drilling Company 210-828-7689
Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

FOR IMMEDIATE RELEASE

Pioneer Drilling Mourns the Death of Michael E. Little,

Chairman of the Board

C. Robert Bunch appointed Chairman

January 16, 2007 – SAN ANTONIO, TEXAS – Pioneer Drilling Company (AMEX: PDC) is deeply saddened to announce that Michael E. Little, its Chairman, died unexpectedly on Saturday, January 13.

“Mike Little was an extraordinary leader with a keen understanding of the drilling industry,” said Wm. Stacy Locke, Pioneer Drilling’s President and Chief Executive Officer. “He was a dedicated leader during Pioneer Drilling’s critical early growth years and we will deeply miss him. Our heartfelt sympathies go out to Mike’s family, including his wife Melanie and three children.”

Mike Little joined Pioneer Drilling as Chairman and Chief Executive Officer in 1998 when it had only six rigs. In December 2003, he was appointed President and Chief Executive Officer of WEDGE Group Incorporated, Pioneer Drilling’s largest shareholder at the time, and became non-executive Chairman of Pioneer Drilling.

Mr. C. Robert Bunch, 52, has been elected by Pioneer Drilling’s Board to succeed Mr. Little as Chairman. Mr. Bunch has been a director of the Company since May 2004, including serving on the audit, nominating and corporate governance and compensation committees. Previously, Mr. Bunch served as Chairman and Chief Executive Officer of Maverick Tube Corporation and was the President and Chief Operating Officer of Input/Output Inc. Mr. Bunch has been active in the oil service business since 1981.

Pioneer Drilling provides land contract drilling services to independent and major oil and gas operators drilling wells in Texas, Louisiana, Oklahoma, Kansas and in the Rocky Mountain region. Its fleet consists of 63 land drilling rigs that drill in depth ranges between 6,000 and 18,000 feet.

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